UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2019

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(Address of principal executive offices) (Zip Code)

(928) 779-4143

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2019, Grover Wickersham provided notice to SenesTech, Inc. (the “Company”) of his intention to resign as a director of the Company, effective as of February 10, 2019.

On February 10, 2019, the Board of Directors (the “Board”) of the Company appointed Kenneth Siegel to the Board. Mr. Siegel will fill the vacancy created by the resignation of director Grover Wickersham as a Class III director, with a term expiring at the Company’s 2019 annual meeting of stockholders. Mr. Siegel will serve on the Nominating and Corporate Governance Committee, the Finance Committee and the Commercialization Committee. Mr. Siegel will receive compensation payable under our director compensation program, prorated for his partial year service until our 2019 annual meeting of stockholders.

The Company’s director compensation program currently provides that directors will annually receive a cash retainer of $17,000, an equity grant of restricted stock units valued at $10,000, and an option grant to acquire the Company’s common stock valued at $15,000. The directors serving on each of the Nominating and Corporate Governance Committee, the Finance Committee and the Commercialization Committee will each receive annually a cash retainer of $5,000, an equity grant of restricted stock units valued at $2,000, and an option grant to acquire the Company’s common stock valued at $2,000. The Company and Mr. Siegel will enter into an indemnification agreement in the same form as the Company has previously entered into with non-employee directors.

There are no arrangements or understandings between Mr. Siegel and any other persons pursuant to which Mr. Siegel was selected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2019

SENESTECH, INC.
By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer